Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:
Robert L. Johnson, Chairman & CEO	At Dresner Corporate Services
Curt Kollar, CFO	Steve Carr
706-645-1391	312-780-7211
bjohnson@charterbank.net or	scarr@dresnerco.com
ckollar@charterbank.net

CHARTER FINANCIAL ANNOUNCES THIRD QUARTER FISCAL 2013
EARNINGS OF $1.6 MILLION

•Total equity to assets of 24.8%
•Noninterest expense improves over same period last year
•Nonperforming assets at 0.52% of total assets
•Basic and diluted EPS of $0.07 for quarter

West Point, Georgia, July 26, 2013 - Charter Financial Corporation (the “Company”) (NASDAQ: CHFN) today reported net income of $1.6 million, or $0.07 per basic and diluted share, for the quarter ended June 30, 2013, compared with $1.5 million, or $0.08 per basic and diluted share, for the quarter ended June 30, 2012. The $139,000 increase in net income for the quarter was the result of lower noninterest expense and net interest income, partially offset by a higher loan loss provision and lower noninterest income. Prior year results also benefited from the release of a $1.0 million tax reserve that was resolved favorably. Basic and diluted EPS were lower by $0.01 as a result of a higher outstanding share count in the 2013 quarter as a result of the reorganization to a full stock holding company and the associated stock offering. Net income for the nine months ended June 30, 2013 was $5.3 million, or $0.26 per basic and diluted share, compared with $3.2 million or $0.17 per basic and $0.16 per diluted share, for the nine months ended June 30, 2012.

The Company's total assets were $1.1 billion at June 30, 2013, an increase of $93.1 million from September 30, 2012, primarily as a result of an $81.8 million increase in cash and cash equivalents from September 30, 2012 due to second-step conversion proceeds. Net non-covered loans grew $15.9 million, or 3.7%, to $443.6 million at June 30, 2013 from $427.7 million at September 30, 2012. At June 30, 2013, $120.7 million of net loans receivable were covered by FDIC loss sharing, down from $166.2 million at September 30, 2012.

Chairman and CEO Robert L. Johnson said, “On April 8, 2013 the Company completed its conversion to a full stock holding company from the MHC structure. This gives the Company 24.8% equity to total assets at June 30, 2013, up from 12.8% at March 31, 2013. With this additional capital, good asset quality and nonperforming assets to total assets of 0.52%, we are positioned to implement our strategy of seeking organic growth in retail and small business segments. Further, we can strategically employ various capital management tools, including our regular quarterly cash dividend, stock buy backs when permitted and potential acquisitions within those segments by purchasing other banks in attractive community markets. However, with our stock currently trading at a discount to tangible book value, the Company will be very selective regarding acquisitions. The Company had higher total stockholders' equity of $279.1 million at June 30, 2013, compared with $142.5 million at September 30, 2012 and $139.6 million at June 30, 2012.”

Exhibit 99.1

Total deposits were $769.8 million at June 30, 2013 compared with $800.3 million at September 30, 2012. Core deposits increased from $456.3 million at September 30, 2012 to $481.2 million at June 30, 2013. Total deposits were higher at March 31, 2013 as funds received and held for purchase of Charter Financial common stock in connection with the Company's capital raise were temporarily placed in a deposit account.

The Company recorded a provision for loan losses of $500,000 on non-covered loans and a provision of $42,000 on covered loans for the quarter ended June 30, 2013, compared to provisions of $300,000 on non-covered loans and $75,000 on covered loans for the same quarter in 2012. Asset quality remained strong with nonperforming assets not covered by loss sharing agreements at 0.52% of total non-covered assets and the allowance for loan losses at 238% of nonperforming non-covered loans. The Company had net loan charge-offs of $665,000 and $909,000 for the three and nine months ended June 30, 2013, compared to $280,000 and $2.9 million for the same periods in 2012.

The Company reevaluates estimated losses quarterly on covered loans and foreclosed properties and the related FDIC indemnification asset. The Company has four, seven and thirteen quarters, respectively, of loss sharing remaining on its three commercial loss share agreements resulting from its FDIC acquisitions. The Company is aggressively working to complete the resolution of the problem assets during the remaining loss share period. Due to uncertainty about the resolution of certain assets covered under the first agreement to expire, the Company recorded a $300,000 impairment of its indemnification asset this quarter. The discount accretion included in interest income relating to these assets acquired in the FDIC acquisitions was $2.1 million for the quarter. There is $6.6 million of discount remaining to accrete into interest income over the next thirteen quarters with the accretion heavily weighted towards the early quarters.

Net interest income decreased to $8.9 million for the quarter ended June 30, 2013, from $9.5 million for the quarter ended June 30, 2012. Total interest income decreased to $10.7 million for the quarter ended June 30, 2013, compared to $11.8 million for the same quarter last year primarily as a result of a decrease in the average loan balances. Interest expense was lower at $1.7 million for the quarter ended June 30, 2013, compared with $2.3 million for the same quarter of 2012 primarily as a result of lower expenses on certificates of deposit and borrowings.

The net interest margin decreased to 3.63% for the quarter ended June 30, 2013, compared with 4.33% for the same quarter of 2012. As previously referenced, the Company completed its second step conversion early in the quarter resulting in $137 million in net proceeds which was initially invested in Fed funds earning 25 basis points. This increase in low yielding interest-earning assets lowered the net interest margin by approximately 47 basis points. Also included in the net interest margin was approximately 106 basis points of purchase discount accretion.

Noninterest expense decreased to $8.8 million for the quarter ended June 30, 2013, compared to $11.5 million for the same quarter of 2012. The majority of the decrease was related to the Company's higher costs in the June 2012 quarter as a result of employee compensation and expenses related to earlier FDIC-assisted acquisitions, including the costs associated with resolving acquired assets.

Noninterest income decreased to $2.7 million for the quarter ended June 30, 2013, compared with $2.9 million for the same quarter in 2012. Noninterest income for the current quarter was lower due to the $300,000 impairment on the FDIC indemnification asset. Also, fees on deposits increased to $1.9 million for the quarter ended June 30,2013, from $1.7 million for the quarter ended June 30, 2012, and gain on sale of loans increased to $407,000 for the quarter ended June 30, 2013 compared to $261,000 for the quarter ended June 30, 2012.

Mr. Johnson concluded, “Our network of 16 branches serves an attractive geographic region in West Central Georgia, East Central Alabama, and the Florida Gulf Coast and our solid capital position places CharterBank in a unique position of strength versus many of its peers. With our strong capital and a solid operating base, we are well positioned to build a valuable community bank footprint.”

About Charter Financial Corporation

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a growing full-service community bank. On April 8, 2013, Charter Financial completed its conversion and reorganization

Exhibit 99.1

from the mutual holding company form of organization to the stock holding company form of organization. CharterBank is headquartered in West Point, Georgia, and operates branches in West Central Georgia, East Central Alabama, and the Florida Gulf Coast. CharterBank's deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements
This release contains “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. Except as required by law, the Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Exhibit 99.1

Charter Financial Corporation
Selected Financial Data (unaudited)
in thousands except share and per share data

	June 30,	March 31,	September 30,	June 30,
	2013	2013	2012 (1)	2012

Total Assets	$1,125,362	$1,135,425	$1,032,220	$1,049,436
Cash and Cash Equivalents	190,657	241,997	108,828	76,488
Loans Receivable, Net	564,293	552,534	593,904	616,837
Non-covered Loans Receivable, Net	443,581	421,175	427,676	430,292
Covered Loans Receivable, Net	120,712	131,359	166,228	186,545
Other Real Estate Owned	14,546	18,253	24,010	24,365
Non-covered Other Real Estate Owned	1,386	1,241	2,107	3,437
Covered Other Real Estate Owned	13,160	17,012	21,903	20,928
Securities Available for Sale	226,551	197,370	189,379	199,140
Core Deposits (2)	481,230	474,556	456,292	467,868
Retail Deposits (3)	761,602	767,206	779,397	800,575
Total Deposits	769,781	918,989	800,262	821,532
Borrowings	70,000	70,000	81,000	80,000
Total Stockholders’ Equity	279,131	144,682	142,521	139,568

Book Value per Share (4)	$12.72	7.46	$7.35	$7.18
Tangible Book Value per Share (4)	$12.48	7.18	$7.06	$6.89

Minority Shares Outstanding	—	7,937,728	7,923,379	7,978,760
Total Shares Outstanding – at Period End (4)	21,949,588	19,395,652	19,381,303	19,436,684
Weighted Average Total Shares Outstanding – Basic (4)	20,165,850	19,374,829	19,501,312	19,532,028
Weighted Average Total Shares Outstanding – Fully Diluted (4)	20,296,461	19,415,896	19,537,348	19,574,665
__________________________________

(1)	Financial information as of September 30, 2012 has been derived from audited financial statements.

(2)	Core deposits include transaction accounts, money market accounts and savings accounts.

(3)	Retail deposits include Core Deposits and certificates of deposit excluding brokered and wholesale certificates of deposit.

(4)	Share and per share amounts have been restated to reflect the completion of the second-step conversion using a conversion ratio of 1.2471 on shares held by the public prior to April 8, 2013.

Exhibit 99.1

Charter Financial Corporation
Selected Operating Data (unaudited)
in thousands except share and per share data

	Three Months Ended				Nine Months Ended
	June 30,		March 31,	December 31,	June 30,
	2013	2012	2013	2012	2013	2012

Total Interest Income	$10,654	$11,805	$11,006	$11,052	$32,711	$36,946
Total Interest Expense	1,743	2,271	1,902	2,055	5,700	8,455
Net Interest Income	8,911	9,534	9,104	8,997	27,011	28,491
Provision for Loan Losses on Non-covered Loans	500	300	300	300	1,100	2,100
Provision (Credit) for Loan Losses on Covered Loans	42	75	(42)	95	94	965
Net Interest Income after Provision for Loan Losses	8,369	9,159	8,846	8,602	25,817	25,426
Noninterest Income	2,662	2,917	2,977	3,211	8,851	9,294
Noninterest Expense	8,763	11,494	9,757	8,325	26,845	31,711
Income before Income Taxes	2,268	582	2,066	3,488	7,823	3,009
Income Tax Expense (Benefit)	650	(897)	682	1,154	2,486	(219)
Net Income	$1,618	$1,479	$1,384	$2,334	$5,337	$3,228

Earnings per Share – Basic (1)	$0.07	$0.08	$0.07	$0.12	$0.26	$0.17
Earnings per Share – Fully Diluted (1)	0.07	0.08	0.07	0.12	0.26	0.16
Cash Dividends per Share	0.05	0.05	—	—	0.05	0.10

Net Charge-offs – Legacy Loans	$665	$280	$136	$108	$909	$2,924
Deposit Fees	1,915	1,715	1,878	1,950	5,744	5,061
Gain on Sale of Loans	407	261	385	350	1,142	608
__________________________________

(1)	Shares held by the public prior to April 8, 2013, have been restated to reflect the completion of the second-step conversion using a conversion ratio of 1.2471.

Exhibit 99.1

Charter Financial Corporation
Financial Ratios (unaudited)

	Three Months Ended				Nine Months Ended
	June 30,		March 31,	December 31,	June 30,
	2013	2012	2013	2012	2013	2012

Return on Equity	2.38%	4.27%	3.83%	6.51%	3.81%	3.11%
Return on Assets	0.56%	0.57%	0.54%	0.92%	0.67%	0.39%
Net Interest Margin	3.63%	4.33%	4.14%	4.13%	3.95%	4.20%
Bank Core Capital Ratio	17.94%	12.33%	11.33%	12.30%	17.94%	12.33%
Bank Total Risk Based Capital	34.62%	20.86%	23.01%	20.06%	34.62%	20.86%
Effective Tax Rate	28.64%	(154.17)%	33.02%	33.09%	31.78%	(7.27)%

Ratios of Non-covered Assets:
Allowance for Loan Losses as a % of Total Loans	1.85%	1.94%	1.98%	1.92%	1.85%	1.94%
Allowance for Loan Losses as a % of Nonperforming Loans	237.93%	143.14%	276.92%	262.64%	237.93%	143.14%
Nonperforming Assets as a % of Total Loans and REO	1.08%	2.13%	1.00%	1.06%	1.08%	2.13%
Nonperforming Assets as a % of Total Assets	0.52%	1.19%	0.46%	0.53%	0.52%	1.19%
Net Charge-offs as a % of Average Loans (annualized)	0.61%	0.25%	0.13%	0.10%	0.28%	0.71%